                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   MBIA Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                   MBIA Inc.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


     (4) Proposed maximum aggregate value of transaction:


- ------
*Set forth the amount on which
 the filing fee is calculated and state how it was determined.


[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


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     (4) Date Filed:

Notes:

- --------------------------------------------------------------------------------
            MBIA INC.                                  DAVID H. ELLIOTT
            113 King Street                            Chairman
            Armonk, NY 10504
            914 273 4545


LOGO OF MBIA

                                  March 27, 1995

Dear Shareholder:

  On May 11, 1995 MBIA Inc. will hold its annual meeting of shareholders and I extend a personal invitation to you on behalf of the Board of Directors to join us so we can report to you on the activities of the Company during 1994 and discuss our prospects for 1995. The meeting will be held in our headquarters at 113 King Street, Armonk, New York, at 10:00 a.m.

  This year you are being asked to act on the following: (a) the election of directors; (b) a Board of Directors proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock;
(c) a Board of Directors proposal to increase the number of shares available for grant under the Company's 1987 Stock Option Plan; (d) a Board of Directors proposal to adopt an incentive plan; and (e) the selection of independent auditors for 1995. These proposals are described in the attached proxy statement which you are encouraged to read fully.

  Whether or not you plan to attend the meeting, it is important that your shares be represented. Regardless of the number of shares you own, please date, sign and mail the enclosed proxy promptly.

  We appreciate your continued support.

                                    Sincerely,

                                    /s/ David H. Elliott

                                    David H. Elliott
                                    Chairman

                                   MBIA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of MBIA Inc.:

  The annual meeting of the shareholders of MBIA Inc. will be held at the Company's headquarters, 113 King Street, Armonk, New York 10504, on Thursday, May 11, 1995 at 10:00 a.m., New York time, for the following purposes:

    PROPOSAL 1: To elect 13 directors of the Company for terms expiring at the 1996 Annual Meeting;

    PROPOSAL 2: To vote on an amendment to the Company's Certificate of Incorporation to allow an increase in the Company's authorized shares of Common Stock;

    PROPOSAL 3: To vote on an increase in the number of shares available for granting under the Company's 1987 Stock Option Plan;

    PROPOSAL 4: To vote on an employee incentive compensation plan;

    PROPOSAL 5: To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year 1995;

  and to transact such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 20, 1995 will be entitled to vote at the meeting, whether in person or by proxy. Please sign, date and return the enclosed proxy card as soon as possible. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                          By order of the Board of Directors,

                                          /s/ Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

113 King Street
Armonk, New York 10504
March 27, 1995

                                   MBIA INC.

                                PROXY STATEMENT

  Your proxy in the form enclosed is solicited by the Board of Directors of MBIA Inc. (the "Company"). Your proxy may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendations of the Board of Directors.

  The record date for the determination of shareholders entitled to vote at the meeting was March 20, 1995. On the record date, there were outstanding 41,645,624 shares of the Company's Common Stock ("Common Stock"), constituting all of the outstanding voting securities of the Company. Each share is entitled to one vote. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting but are deemed not to have voted on any proposal.

  The mailing address of the executive offices of the Company is 113 King Street, Armonk, New York 10504. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 27, 1995, to shareholders of record on the record date.

PROPOSAL 1:

                             ELECTION OF DIRECTORS

  All of the Company's directors are elected at each annual meeting of shareholders. At the 1995 Annual Meeting, the shareholders will elect 13 directors to serve for a term expiring at the 1996 Annual Meeting.

  The names of the nominees being presented for consideration by the shareholders, their ages, the years they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace such nominee. The Board has set a policy that no person who has attained the age of 70 years or older shall be nominated to be a director.

William O. Bailey    Mr. Bailey has been a director of the Company since 1986.
                     Prior to his retirement on December 31, 1993, Mr. Bailey was Chairman of the Company from 1986 through 1993. From
                     1986 through 1991, he was Chairman and Chief Executive
                     Officer of the Company and its operating subsidiary, Municipal Bond Investors Assurance Corporation ("MBIA
                     Corp."). Mr. Bailey is currently the Chairman of Terra
                     Nova (Bermuda) Holdings Ltd., a director of Business
                     Men's Assurance Company of America, and a trustee of Century Shares Trust. Age 68.

Joseph W. Brown, Jr.
                     Mr. Brown is Chairman, President and Chief Executive Officer of Talegen Holdings, Inc. (insurance company). From 1989 through 1991, Mr. Brown was President and Chief Executive Officer of Fireman's Fund Insurance

                     Company (insurance company). He had been employed in various capacities at Fireman's Fund since 1974. Mr. Brown has served as a director of the Company since being elected at the 1990 Annual Meeting and previously served as a director from December of 1986 through May of 1989. Age 46.

David C. Clapp       Mr. Clapp is a limited partner of The Goldman Sachs
                     Group, L.P. From 1990 until late 1994, he was Partner-in-charge of the Municipal Bond Department at Goldman Sachs
                     & Co. (investment banking). He is past Chairman of the Municipal Securities Rulemaking Board and President of the Board of Trustees of the Museum of the City of New
                     York. Age 57.

David H. Elliott
                     Mr. Elliott is currently the Chairman and Chief Executive Officer of the Company and of MBIA Corp. From 1986 to 1991, he served as the President and Chief Operating Officer of the Company and MBIA Corp. He has been a director of the Company since March of 1988. He is a director of MBIA Corp., and was the President of the Municipal Bond Insurance Association, MBIA Corp.'s predecessor, from 1976 to 1980 and from 1982 to 1986. Mr. Elliott is a member of the board of Gryphon Holdings, Inc. Age 53.

Claire L. Gaudiani   Dr. Gaudiani has been President of Connecticut College
                     since 1988. Dr. Gaudiani serves as a director of Southern
                     New England Telephone Company, Public Radio International and the National Collegiate Athletic Association
                     Presidents Commission. She has been a director of the Company since being elected at the 1992 Annual Meeting.
                     Age 50.

William H. Gray, III Mr. Gray is President and Chief Executive Officer of the
                     United Negro College Fund, Inc. Mr. Gray has served as Special Advisor to the President on Haiti, Majority Whip and Budget Chairman for the U.S. House of Representatives, a faculty member at several colleges, and has been pastor of the 5,000 member Bright Hope Baptists Church in Philadelphia for more than 20 years. He serves as a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Warner-Lambert Company, Westinghouse Electric Corporation, Union Pacific Corporation, Rockwell International Corp. and Lotus Development Corp. Mr. Gray has been a director of the Company since being elected at the 1992 Annual Meeting. Age 53.

Freda S. Johnson     Ms. Johnson is President of Government Finance
                     Associates, Inc. (municipal finance advisory company), a firm which she has been associated with since late 1990.
                     From early 1990 until December 1990, she was an independent public finance advisor. She served as Executive Vice President and Executive Director of the
                     Public Finance Department of Moody's Investors Service,
                     Inc. (rating agency) from 1979 to 1990. Ms. Johnson is a member of the Municipal Securities Rule Making Board's
                     MSIL Committee on Dissemination of Disclosure Information and a member of the National Association of State
                     Auditors, Comptrollers and Treasurers' National Advisory
                     Board on State and Local Government Secondary Market
                     Disclosure. She is also a director of the National
                     Association of Independent Public Finance Advisors. Ms.
                     Johnson has served on the Company's Board of Directors since July of 1990. Age 47.

Daniel P. Kearney
                     Mr. Kearney is President of Aetna Life Insurance and Annuity Company (insurance company). Prior to joining Aetna Life and Casualty Company in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a managing director at Salomon Brothers Inc (investment banking firm) in charge of the mortgage finance and real estate finance departments from 1977 to 1988. Mr. Kearney has served on the Company's Board of Directors since being elected at the 1992 Annual Meeting. Age 55.

James A. Lebenthal   Mr. Lebenthal has been Chairman of Lebenthal & Co., Inc.,
                     a broker-dealer of municipal bonds, since 1978. From 1986 to 1988, Mr. Lebenthal was also President of Lebenthal &
                     Co., Inc. He is President of the Commission on Savings and Investment in America and Vice Chairman of the Rebuild America Coalition. Mr. Lebenthal has been a director of the Company since August of 1988. Age 66.

Robert B. Nicholas   Mr. Nicholas is presently a private investor. From 1988
                     through 1991, he was a consultant to Aetna Life and Casualty Company with respect to certain corporate issues. He served as Senior Vice President, Corporate
                     Planning and Development, of Aetna Life and Casualty
                     Company and of The Aetna Casualty and Surety Company from
                     1986 to 1988. He is a Trustee and Chairman of the Finance
                     Committee of the Hartford Graduate Center and a trustee of Denison University. Mr. Nicholas has been a director of the Company since December of 1986. Age 65.

Pierre-Henri Richard Mr. Richard has been Chairman and Chief Executive Officer of Credit Local de France (banking and municipal finance firm) since 1993, having acted as Chairman of the executive board of Credit Local de France from 1987 to 1993. From 1983 to 1993, he was Deputy Directeur General of the Caisse des Depots et Consignations, in charge of municipal finance. He is Chairman of the Institute for Decentralization and serves as a director of the European Investment Bank and Air France Group. Mr. Richard has been a director of the Company since January of 1990. Age 54.

Paul A. Volcker      Mr. Volcker has been Chairman of James D. Wolfensohn
                     Incorporated (investment banking firm) and a Professor of International Economic Policy at the Woodrow Wilson
                     School of Public and International Affairs at Princeton
                     University since March 1988. He has been a director of the American Stock Exchange since February of 1990. He also serves as a director of The Prudential Insurance
                     Company of America, Nestle, S.A. and UAL Corporation. Mr.
                     Volcker served as Chairman of the Board of Governors of the Federal Reserve System from 1979 to 1987. Mr. Volcker became a director of the Company in March of 1988. Age
                     68.

Richard L. Weill     Mr. Weill is President of the Company and MBIA Corp. From
                     1991 to 1994, he served as Executive Vice President of the Company and MBIA Corp., having served as General
                     Counsel and Secretary of the Company and MBIA Corp. from 1989 to 1991. Mr. Weill was previously a partner with the law firm of Kutak Rock, with which he was associated from 1969 to 1989. He is a director of MBIA Corp. Age 52.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1994, the Board of Directors of the Company (the "Board") met six times. At year end, there were six Committees of the Board, whose activities are discussed below.

  The Executive Committee, which at year end consisted of Messrs. Bailey, Brown, Elliott (Chairman), Kearney, and Lebenthal, did not meet during 1994. The Executive Committee is authorized, subject to limitations set forth in the By-Laws of the Company, to exercise powers of the Board during intervals between Board meetings.

  The Finance Committee, which at year end consisted of Mr. Bailey (chairman), Mr. Brown, Ms. Gaudiani and Mr. Volcker, met twice during 1994. This Committee approves the general investment policies and objectives of the Company and monitors investment activities and portfolio holdings, including review of investment performance and asset allocation. George R. Trumbull, III served as chairman of the Finance Committee until his resignation as a Director of the Company on October 7, 1994.

  The Risk Oversight Committee (formerly the Underwriting Committee), which at year end consisted of Mr. Gray, Ms. Johnson (chairperson), Messrs. Kearney, Lebenthal and Nicholas, met once during 1994. This Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policy and guidelines which are proposed by management. It also reviews proposals to develop new product lines which are outside the scope of existing businesses.

  The Compensation and Organization Committee, which at year end consisted of Mr. Brown (chairman), Ms. Gaudiani and Mr. Kearney, met three times during 1994. This Committee reviews and approves overall policy with respect to compensation matters. The Committee annually reviews the performance of the Chairman, recommends to the Board the compensation to be paid to the Chairman and approves the compensation to be paid to the officers reporting to the Chairman. The Committee also reviews significant organizational changes and executive succession planning. Prior to his resignation as a Director of the Company, Mr. Trumbull was a member of the Compensation and Organization Committee.

  The Audit Committee, which at year end consisted of Mr. Gray, Ms. Johnson, Messrs. Lebenthal, Nicholas, and Volcker (chairman), met two times during 1994. Its functions include review of the Company's annual financial statements, meeting with the Company's internal auditor concerning the adequacy of internal controls and review of the surveillance of insured issues, and meeting with the Company's independent certified public accountants and with financial and legal personnel of the Company. It is also a function of the Committee to recommend to the Board the appointment of the Company's independent auditors.

  The Committee on Directors, which at year-end consisted of Mr. Elliott, Ms. Gaudiani, Messrs. Gray (chairman) and Volcker, met two times during 1994. This Committee makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends the compensation to be paid to Directors and proposes nominees for the various Committees. Prior to his resignation as a Director of the Company, Mr. Trumbull was a member of the Committee on Directors.

  The annual fee paid for the services of a director who is not an executive officer of the Company was $26,000 and the fee paid for attendance at Board or Committee meetings was $2,000, with the non-employee chairman of a committee receiving an additional $1,000. Mr. Volcker also serves as a consultant to the Company and for these services the investment banking firm of which he is

Chairman received $100,000 from the Company during 1994. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors. The Company has a Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. Pursuant to this plan, all non-employee Directors are eligible to elect to defer all or a portion of their fees and to receive payment of either their current fees or their deferred fees in cash or in shares of Common Stock of the Company. As of year-end, six of the non-employee Directors elected to participate in this plan. All Directors, with the exception of Mr. Gray, attended at least 75% of the meetings of the Board and of its Committees on which they served.

COMPENSATION AND ORGANIZATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation and Organization Committee, at year-end, were Joseph W. Brown, Jr. (chairman), Claire L. Gaudiani and Daniel
P. Kearney. There are no members of the Company's Compensation and Organization Committee who are current or former employees of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

To: The MBIA Inc. Board of Directors

  As part of its Charter, the MBIA Inc. Compensation and Organization Committee (the "Committee") has, among its duties, the responsibility to recommend to the Board the compensation, including bonus and the awarding of stock options, to be paid to the Chairman and Chief Executive Officer, and to review and approve the recommendations of the Chairman and Chief Executive Officer as to the compensation, including bonuses and the awarding of stock options, to be paid to the executive officers reporting to the Chairman and Chief Executive Officer. The Committee is presently composed entirely of independent outside directors who are neither current nor former employees of the Company.

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance based on level of responsibility in a manner which motivates such employees to perform at the highest possible level and assures that the Company obtains and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e., salary) and variable (i.e., annual bonus and, when applicable, stock options) compensation.

  Executive officer salaries are based on job content of each position, the market relative to comparable positions, the individual's relevant experience and the actual performance of each executive. Salary changes are based on changes in responsibilities, the individual's performance and competitive market conditions. For purposes of comparability of salaries and salary changes, the Committee considers the median figures for the Company's primary competitors in the financial guaranty industry (note: only one of MBIA's primary competitors has been publicly traded for any significant period of time and none of MBIA's competitors are included in any of the indices in the stock performance graph).

  Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals and the contribution of the operating units for which such individual is responsible. Bonus ranges are established for each job position as a function of base salary, e.g., for 1994 the bonus range for the Chairman and Chief Executive Officer is 0% to 100% of base salary. The size of the Company bonus pool is approved at year end by this Committee based on the Company's absolute and relative performance. The performance factors considered are return on equity, earnings per share, book value per share, the relative performance of peer group companies and the achievement of the Company's business plan goals. In 1994, these performance goals were substantially met or exceeded and individual bonuses were made from a pool that the Committee approved which aggregated 45% of all salaries.

  Stock options are generally granted annually to higher level employees in order to align more closely their interests with those of the shareholders. The stock option grants provide the right to purchase shares of common stock at the fair market value (closing price) of the stock on the date of the grant. Each option vests in five equal annual installments (subject to certain acceleration provisions if major Company financial goals are exceeded) and has a ten-year term. The options are granted under a shareholder-approved plan and are typically granted from the Vice-President level up to and including the Chairman and Chief Executive Officer. The number of stock options granted to any executive officer is based on a percentage of compensation divided by the value of an option, which is derived from a discounted cash flow model which assumes a 12% annual appreciation in stock price over a five-year period and a 12 1/2% discount rate. Prior option grants are not taken into account in determining the number of options granted in any year. In March 1994, based on the above formula, 244,000 options were awarded.

  In late 1994, the Committee determined that it would be better served to review all aggregate and individual incentive awards at the December meeting of the Committee rather than reviewing stock grants in March and bonus awards in December. Therefore, stock options were granted on two separate occasions in 1994, March and December, and thereafter are to be granted each December. In line with the Committee's intent to place more emphasis on long term growth in shareholder value, the Committee determined that the number of stock options granted in December would be increased by approximately twenty percent (20%) in excess of the formula amount outlined above for officers from the Senior Vice-President level up to but excluding the Chairman and Chief Executive Officer with a corresponding decrease in the bonus pool that otherwise would have been awarded to these officers of 10%. The options awarded in December were 298,700.

  Executive officer salary changes and bonuses are based on the Company's performance in certain areas, including return on equity, earnings per share, book value per share, performance relative to the Company's peer group, success in reaching the business plan and strategic goals set for each division, expense management and employee development and the individual officer's personal contribution to the achievement of these goals. The weight and effect of any of these factors on the compensation of each executive officer varies depending on the individual responsibility of such officer. The Chairman and Chief Executive Officer's salary and bonus are a function of how the Company performed in the following areas: return on equity; earnings per share; book value per share; relative performance to peer group companies (the "Financial Goals"); and achievement of the Company's business plan goals. For the Chairman and Chief Executive Officer, the Committee gave 50% weight to the Financial Goals and 50% weight to the Company's business plan goals. In the core municipal bond business, new issue volume for the Company dropped 35% against a total industry drop of 42% in 1994 as compared to 1993. Despite this drop, the Company in 1994 achieved an admirable 15.8% return on equity versus the 17.4% earned in 1993, while earnings per share were up 1% over the previous year and the book value per share was $40.96, an increase of 7% over 1993. The Company's business plan goals were substantially met, including generating returns in excess of the Company's cost of capital, increasing market penetration in both the municipal bond insurance market and the structured finance sector and maintaining the Company's position as the financial guaranty insurance industry's lowest cost producer. Based on this performance and the shift to place more emphasis on longer term incentives, the Committee awarded the Chairman and Chief Executive Officer options of 30,000 in December compared to the 20,000 which were awarded in March for 1993 performance and a bonus of $365,000 compared to the $485,000 granted in 1993 and left his salary at the same level as last year of $525,000.

  Based on currently prevailing authority, including proposed Treasury regulations issued in December 1993, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company would pay any amounts in 1995 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                          Respectfully submitted,

                                          MBIA Inc. Compensation and
                                          Organization Committee

                                          Joseph W. Brown, Jr., Chairman
                                          Claire L. Gaudiani
                                          Daniel P. Kearney

                                   MBIA INC.

                         I. SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                     ANNUAL COMPENSATION              AWARDS
                           --------------------------------------- ------------
                                                        OTHER       SECURITIES
                                                       ANNUAL       UNDERLYING      ALL OTHER
NAME & PRINCIPAL POSITION  YEAR SALARY($) BONUS($) COMPENSATION($)  OPTIONS(#)  COMPENSATION(a)($)
- -------------------------  ---- --------- -------- --------------- ------------ ------------------
David H. Elliott           1994 $525,000  $365,000     $22,356        50,000         $180,430
Chairman                   1993  485,000   485,000      16,787        20,000          186,208
                           1992  475,000   400,000      10,900        17,000          220,517
Richard L. Weill           1994  300,500   228,000      10,260        38,700          103,561
President                  1993  280,000   280,000       9,734        10,000          108,357
                           1992  270,000   235,000      12,704         9,000          128,057
Robert R. Godfrey          1994  260,000   162,000       6,045        21,800           75,699
Executive                  1993  260,000   240,000       4,874        10,000           75,110
 Vice-President            1992  250,000   200,000       3,619         8,000           89,531
James E. Malling           1994  230,000   150,000       9,700        24,200           98,025
Executive                  1993  230,000   200,000       9,222        10,000          105,608
 Vice-President            1992  210,000   140,000       6,177         7,000          106,835
Arthur M. Warren           1994  204,000   118,000       5,913         5,700          110,173
Senior Vice-President      1993  204,000   145,000       6,347         6,000          114,338
                           1992  200,000   135,000       3,408         6,000          107,077

- --------
(a) Consists of (i) contributions to the Company's money purchase pension plan and 401(k) plan, and (ii) premiums paid on behalf of such employees under a split-dollar life insurance policy. Such amounts in 1994 were as follows:
    Elliott--(i) $133,500 and (ii) $46,930; Weill--(i) $79,275 and
    (ii) $24,286; Godfrey--(i) $63,300 and (ii) $12,399; Malling--(i) $57,000
    and (ii) $41,025; and Warren--(i) $48,300 and (ii) $61,873.

                                   MBIA INC.

                           II. OPTION GRANTS IN 1994

                               INDIVIDUAL GRANTS

                                 PERCENT OF
                     NUMBER OF     TOTAL                                  PRESENT
                    SECURITIES    OPTIONS                                VALUE OF
                    UNDERLYING   GRANTED TO    EXERCISE                   OPTION
                      OPTIONS    EMPLOYEES       PRICE      EXPIRATION   AWARD ON
      NAME         GRANTED(a)(#)  IN 1994   PER SHARE($/SH)    DATE    GRANT DATE(b)
      ----         ------------- ---------- --------------- ---------- -------------
David H. Elliott      20,000          4%        $59.625        2004      $504,482
                      30,000          5%        $50.125        2004       636,155
Richard L. Weill      15,000          3%        $59.625        2004       378,361
                      10,000          2%        $60.125        2004       254,356
                      13,700          2%        $50.125        2004       290,511
Robert R. Godfrey     10,000          2%        $59.625        2004       252,241
                      11,800          2%        $50.125        2004       250,221
James E. Malling      14,000          3%        $59.625        2004       353,137
                      10,200          2%        $50.125        2004       216,293
Arthur M. Warren       5,700          1%        $59.625        2004       143,777

- --------
(a) The options were granted at an exercise price equal to the closing price of the stock on the date of the grant, have a ten-year term and vest in five equal annual installments (subject to certain acceleration provisions if major Company financial goals are exceeded, if there occurs a change in control of the Company or upon the death, disability or retirement of the employee).
(b) The valuation method assumes: (1) annual 12% growth in the value of the underlying stock over a five-year period; (2) exercise of the option at the end of five years; and (3) discounting of the net proceeds (stock price less option exercise price) to a present value at a rate of 12.5%. For example, with respect to the first grant in 1994 at the exercise price of $59.625 per share, the valuation would be determined as follows:

 1)  12% per annum growth of stock price using $59.625 as a base   $105.080
 2)  Exercise of option at year five                                 59.625
                                                                   --------
     Net proceeds at year five                                     $ 45.455
 3)  Present value of net proceeds at a 12.5% discount rate        $ 25.220
                                                                   ========

  This is a net present value calculation of the assumed net proceeds and, as a result, does not include any assumptions relating to future price volatility or dividend yield. The 12.5% discount rate is the Company's estimated weighted cost of capital, a component of which is the risk-free rate of return.

                                   MBIA INC.

    III. AGGREGATED OPTION EXERCISES IN 1994 AND 1994 YEAR-END OPTION VALUES

                                                                              VALUE OF
                                                    NUMBER OF                UNEXERCISED
                                              SECURITIES UNDERLYING         IN-THE-MONEY
                                                   OPTIONS AT                OPTIONS AT
                                                  DECEMBER 31,              DECEMBER 31,
                      SHARE                          1994(#)                 1994($)(*)
                   ACQUIRED ON    VALUE     ------------------------- -------------------------
      NAME         EXERCISE(#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----         ----------- ------------ ----------- ------------- ----------- -------------
David H. Elliott         0          $0        176,986      65,400     $4,470,430    $200,825
Richard L. Weill         0          $0         76,200      46,500      1,617,225      93,225
Robert R. Godfrey        0          $0         35,329      29,400        573,290      80,600
James E. Malling         0          $0         19,600      31,600        244,300      69,775
Arthur M. Warren         0          $0         41,320      10,500        999,617       7,350

- --------
* Based on share price of $56.125.

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                     AMONG MBIA, S&P 500 AND S&P FINANCIAL

Measurement period      _________       _________       _____________
(Fiscal year Covered)     MBIA           S&P 500        S&P FINANCIAL
- ---------------------   ---------       ---------       -------------
Measurement PT -
12/31/89                $100             $100           $100

FYE 12/31/90            $ 89             $ 97           $ 79
FYE 12/31/91            $155             $126           $118
FYE 12/31/92            $206             $136           $146
FYE 12/31/93            $207             $150           $162
FYE 12/31/94            $188             $152           $156

PROPOSAL 2:

           AMEND CERTIFICATE OF INCORPORATION TO APPROVE INCREASE IN
                            COMMON SHARES AUTHORIZED

  The Company's Certificate of Incorporation presently authorizes the issuance of 110,000,000 shares of stock, consisting of 10,000,000 shares of Preferred Stock, par value $1.00 per share, and 100,000,000 shares of Common Stock, par value $1.00 per share. As of December 31, 1994, no shares of Preferred Stock were issued and outstanding. As of that date, 42,077,387 shares of Common Stock were issued (of which 41,714,724 shares were outstanding and 362,663 shares were held in the Company's treasury) and 593,706 shares were reserved for issuance under the Company's existing plans, leaving a balance of 57,328,907 authorized, unissued and unreserved shares of Common Stock.

  The Board of Directors deems it advisable that the Certificate of Incorporation of the Company, as amended, be further amended, subject to approval by the shareholders, to increase the authorized Common Stock from 100,000,000 to 200,000,000 shares. Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

  The Board of Directors unaminously recommends a vote FOR approval of the amendment of Article 3 of the Company's Certificate of Incorporation so that, as amended, it shall read as follows:

  "3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each such shares thereof, are as follows:

  The total number of shares of capital stock that the Company shall have authority to issue is Two Hundred Ten Million (210,000,000) shares of which Two Hundred Million (200,000,000) shall be common stock, par value $1.00 per share, and of which Ten Million (10,000,000) shares shall be preferred stock, par value $1.00 per share."

  The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. If the proposed amendment is approved by the shareholders, it will become effective upon filing and recording a Certificate of Amendment as required by the Connecticut Stock Corporation Act.

  Although the Company has no present plans, agreements, or understandings regarding the issuance of the proposed additional shares, the Board of Directors believes that adoption of the amendment is advisable because it will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares available will give the Company the ability to issue shares without the expense and delay of a special meeting of shareholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

  Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current shareholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares to deter a change in control.

PROPOSAL 3:

           APPROVE AMENDMENT TO THE MBIA INC. 1987 STOCK OPTION PLAN

INTRODUCTION

  The Board of Directors has recommended, and is seeking approval of, an amendment to the MBIA Inc. 1987 Stock Option Plan (the "Option Plan") to increase the total number of shares of Common Stock that may be issued thereunder. This amendment is part of the Company's efforts to increase the alignment of its executives' and shareholders' interests. As originally adopted, the total number of shares with respect to which awards under the Option Plan could be made was 3,753,011, of which awards relating to 501,074 shares of Common Stock remain available. The amendment to the Option Plan authorizes the grant of awards for an additional 1,000,000 shares.

  The Board of Directors believes that awards made pursuant to the Option Plan assist the Company in attracting and retaining executives of outstanding abilities and will motivate such executives in the pursuit of the Company's growth strategy.

  In addition, the increase in the number of shares requires that the Option Plan be further revised to continue to qualify option grants made thereunder as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The additional required change limits the number of shares of Common Stock that may be subject to stock options granted to any employee in any 12 month period to 500,000 shares (with stock appreciation rights ("SARs") granted in tandem with any option not being counted).

  If the amendments are not approved by shareholders, awards will continue to be made under the terms of the Option Plan as previously approved by shareholders until the number of shares currently authorized for issuance thereunder is exhausted.

  Approval of the amendment to the Option Plan requires the affirmative vote of a majority of all shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

  The closing price of a share of Common Stock on March 20 was $61.75.

  The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Option Plan.

1987 OPTION PLAN

  Awards under the Option Plan may be granted in the form of (i) incentive stock options within the meaning of Section 422 of the Code, (ii) non-qualified stock options, or (iii) stock appreciation rights ("SARs") accompanying options under the Option Plan.

  The Option Plan is administered by the Compensation and Organization Committee (the "Committee"). The Committee is responsible for determining the recipients of awards under the Option Plan and the size and nature of each award. Recipients of stock options will have the terms of their options set forth in stock option agreements between these recipients and the Company.

  Stock Options. Incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted under the Option Plan. The option price per share under an option must equal or exceed the fair market value of a share of Common Stock on the date the option is granted, or, in the case of an ISO granted to a holder of more than 10% of the voting power of all classes of stock of the Company (a "10% Stockholder"), 110% of such fair market value. In any year an eligible employee may not receive ISOs that permit him to first exercise an option in any calendar year for Common Stock with a fair market value on the date the ISO is granted of more than $100,000. Options granted under the Option Plan become exercisable at such time or times as may be determined by the Committee and as set forth in an employee's stock option agreement.

  An option terminates on the date established in the option agreement, which may not be more than 10 years after issuance or, in the case of ISOs granted to a 10% Stockholder, five years. The options are non-transferable. The rights of an employee in outstanding options upon termination of his employment because of death, disability, discharge for cause or voluntary departure are determined by the Committee and set forth in an employee's stock option agreement.

  Stock Appreciation Rights. SARs may be granted to selected optionees in tandem with either ISOs or NQSOs when the stock option is granted or at any later time during the term of the option. SARs are exercisable with respect to a number of shares determined in accordance with the Option Plan and may be exercised not less than six months following the date of its issue during certain limited periods set forth in the Option Plan. Exercise of the SAR is treated as a surrender of rights under the related option with respect to the number of shares for which the SAR is exercised. Conversely, to the extent the option is exercised and the number of shares of Common Stock exceeds 50% of the number of shares subject to the original option grant, a corresponding portion of the SAR will be canceled. Amounts received on the exercise of SARs are treated as compensation, subjecting the employee to tax and withholding and giving rise to a deduction for the Company.

  Termination and Amendment. The Board may suspend, terminate, modify or amend the Option Plan; provided, however, that any amendment that would increase the aggregate number of shares of Common Stock that may be issued, materially increase the benefits accruing to participants or materially modify the requirements as to eligibility for participation will be subject to stockholder approval to the extent required by Rule 16b-3 adopted by the SEC pursuant to
Section 16(b) of the Securities Exchange Act of 1934. No suspension, termination, modification or amendment of the Option Plan may be made which would adversely affect an employee's rights under the award theretofore granted without the consent of the employee.

  Award Table. Neither the number of individuals who will be selected to participate, nor the type or size of awards that will be approved by the Committee under the Option Plan, as amended, can be determined. The following table illustrates the awards that were made under the Option Plan, prior to its amendment, in 1994.

                             MBIA 1987 OPTION PLAN

             NAME                                      SHARES
             ----                                      -------
       David H. Elliott                                 50,000
       Chairman
       Richard L. Weill                                 38,700
       President
       Robert R. Godfrey                                21,800
       Executive Vice President
       James E. Malling                                 24,200
       Executive Vice President
       Arthur M. Warren                                  5,700
       Senior Vice President
       All Executive Officers as a group (10 persons)  199,400
       All employees as a group (132 persons)          552,700

FEDERAL INCOME TAX ASPECTS

  The following is a brief summary of the Federal income tax consequences of awards made under the Option Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

  Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If a participant does not sell the stock received upon the exercise of an ISO ("ISO Shares") until the later of (a) two years from the date of grant and (b) within one year from the date of exercise, when the shares are sold any gain (loss) realized will be long-term capital gain (loss). In such circumstances, no deduction will be allowed to the Company for Federal income tax purposes.

  If ISO Shares are disposed of prior to the expiration of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

  Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option is granted. Generally upon exercise of non-qualified stock option, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after date of exercise will be either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

  Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount of cash equal to the excess of the fair market value of the share over the exercise price of the option with respect to such share. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under Non-Qualified Stock Options.

PROPOSAL 4:

                 APPROVE THE MBIA INC. 1996 INCENTIVE PLAN

INTRODUCTION

  To further its policy of providing the Company's key employees the opportunity to earn competitive levels of incentive compensation based primarily on the performance of the Company, the Board of Directors has adopted the MBIA Inc. 1996 Incentive Plan (the "Incentive Plan"), effective January 1, 1996, but subject to the approval of the Company's shareholders. While the Company does not expect that it would pay any significant amounts which would fail to be deductible for Federal income tax purposes because of the limitations imposed by Section 162 (m) of the Internal Revenue Code ("Section 162(m)"), the Incentive Plan has been designed to enable the Company to make awards to executive officers that would be exempt from the limitations contained in such Section 162(m).

  The principal features of the Incentive Plan are summarized below. The description below is subject to the terms of the Incentive Plan, which is contained in its entirety as Exhibit A hereto.

  To be approved, this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions from voting on this proposal will have the effect of votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

  The Board of Directors unanimously recommends that shareholders vote FOR approval of the Incentive Plan.

1996 INCENTIVE PLAN

  Eligibility. The Incentive Plan authorizes the Compensation and Organization Committee of the Board of Directors or any subcommittee thereof (the "Committee") to award incentive compensation to officers and other key employees of the Company and its subsidiaries, including all of the Company's executive officers. The number of eligible participants in the Incentive Plan will vary from year to year at the discretion of the Committee. During 1994, approximately 350 employees (including all of the Company's current executive officers) were eligible to receive incentive compensation under the Company's prior annual bonus program and it is expected that no more than the same number of employees will be eligible to receive award opportunities under the annual component of the Incentive Plan in 1996. The number of employees who will participate in the long term component is expected to be less than 150.

  Incentive Awards. The Incentive Plan has two component parts, a long-term program and a short-term program. The long-term program authorizes the payment of an incentive award at the end of a multi-year cycle selected by the Committee based upon attaining performance targets relating to corporate, divisional, unit or individual objectives established by the Committee. The short-term program authorizes the payment of annual bonuses based upon the attainment of performance targets also related to corporate, divisional, unit or individual objectives established by the Committee.

  Performance Criteria. The Committee shall establish the performance objectives that must be attained in order for the Company to pay bonuses under the Incentive Plan. The Company believes that various factors influence its overall performance and that different key employees have a direct impact on different aspects of its business. Further, the Company believes that, to be effective, any incentive plan must provide the Committee latitude to make awards that reward performance measured against a wide array of performance objectives. Accordingly, unless the Committee determines at the time of grant not to qualify the award as performance based compensation under Section 162(m), the performance objectives for awards made under the Incentive Plan will be based upon one or more of the following criteria: (i) consolidated earnings before income taxes; (ii) earnings per share; (iii) book value per share; (iv) return on shareholders equity; (v) the relative performance of peer group companies; (vi) expense management; (vii) return on investment; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) maintenance or improvement of product margins; and (xi) ratio of claims to revenues.

  Form of Payment. The Committee shall determine whether an award under the Incentive Plan is payable in cash, in shares of Common Stock or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service. The maximum number of shares available for issuance under the Incentive Plan shall be 1,500,000 shares.

  Payment of Awards. If any of the performance criteria established by the Committee with respect to a particular award is satisfied for the relevant performance period, the Committee may authorize payment to the participant of (i) an annual bonus in an amount not to exceed $1,000,000 and/or (ii) a long-term award in an amount or in value not to exceed $3,000,000. The Committee has the discretion to pay amounts which are less than these maximum amounts payable under the Incentive Plan based on individual performance or such other criteria as the Committee shall deem relevant and may establish rules or procedures that will limit the amounts payable to each participant to a level which is below the maximum amount authorized. A participant who is not an employee of the Corporation or one of its subsidiaries on the last day of the performance period for which the award is payable may receive a pro-rated award, based on the full period of performance, unless the Committee determines that the participant will not receive such an award.

  Notwithstanding anything else in the Incentive Plan to the contrary, the Committee shall also have the authority, in its discretion, (i) to pay bonuses for any calendar year or performance period to eligible participants whose compensation is not subject to the restrictions of Section 162(m) for the calendar year in which such bonuses would be deductible by the Company for Federal income tax purposes and (ii) to provide for a minimum bonus amount for any calendar year in connection with the hiring of any person, regardless of whether performance objectives are attained.

  Administration. The Committee, which shall at all times be comprised of at least two directors each of whom is an "outside director" for purposes of
Section 162(m), shall administer and interpret the Incentive Plan. With respect to any award to an executive officer intended to qualify for the performance based compensation exception to Section 162(m), the Incentive Plan shall be interpreted in a manner which is consistent with the requirements of Section 162(m). Subject to the express provisions of the Incentive Plan, the Committee shall have the authority to select the officers and key employees eligible to participate in the Incentive Plan, to establish the performance objectives for each performance period, and to reduce the amount that may be paid to any participant from the maximum amount otherwise payable pursuant to the Incentive Plan. Prior to making any payment with respect to any performance award made under the Incentive Plan, the Committee shall be required to certify (i) that the performance objectives have been attained and (ii) the amount payable to such executive officer.

  Amendment and Termination. The Board or the Committee may at any time amend, terminate or suspend the Incentive Plan, except that no such action shall be effective without approval by the shareholders of the Company to the extent that such approval is required for the Committee to be able to continue to qualify the payments under the Incentive Plan for treatment as performance based compensation under Section 162(m). Notwithstanding anything else in the Incentive Plan to the contrary, the Incentive Plan will not be effective with respect to calendar years ending after December 31, 2000, unless otherwise extended by action of the Board.

  Federal Income Tax Consequences. Payments made under the Incentive Plan will be taxable to the recipients thereof when paid and the Company or the subsidiary of the Company which employs or employed the recipient will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid.

  New Plan Award Table. Because payment of any award will be contingent on the attainment of performance objectives established for such year by the Committee, the amounts payable to eligible participants under the Incentive Plan for any performance period during which the Incentive Plan is in effect cannot be determined in advance.

PROPOSAL 5:

                       SELECTION OF INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. currently serve as the Company's independent auditors. They have served in that capacity since the Company's founding in 1986, and prior to that served as the independent auditors of the Municipal Bond Insurance Association, starting in 1974. During 1994, Coopers & Lybrand L.L.P. examined the accounts of the Company and its subsidiaries and also provided other services to the Company in connection with Securities and Exchange Commission filings.

  Upon recommendation of the Audit Committee, the Board has appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for 1995. The shareholders are asked to approve this action of the Board.

  It is anticipated that one or more representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment of such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below contains certain information with respect to the only beneficial owners known to the Company as of March 20, 1995 of more than 5% of the outstanding shares of Common Stock.

                                                SHARES OF COMMON
     NAME AND ADDRESS OF                       STOCK BENEFICIALLY PERCENT OF
     BENEFICIAL OWNER                                OWNED          CLASS
     ----------------------------------------  ------------------ ----------
     The Aetna Casualty and Surety Company(1)      3,813,009         9.16%
      151 Farmington Avenue
      Hartford, CT 06156
     FMR Corp(2)                                   3,792,300         9.11%
      82 Devonshire Street
      Boston, MA 02109

- --------
(1) Information as to beneficial ownership of shares of Common Stock and percentages owned is based on the Schedule 13D filed by The Aetna Casualty and Surety Company with the Securities and Exchange Commission with respect to its beneficial ownership of the Common Stock and the Registration Statement on Form S-3 filed by the Company in October of 1992. Such shareholder has sole voting power and sole dispositive power with respect to the shares beneficially owned.
(2) Information as to the beneficial ownership of shares of Common Stock is based on the February 13, 1995 Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission. Such filing indicates that the shareholder has sole voting power with respect to 227,400 of these shares and sole dispositive power with respect to 3,792,300 of these shares.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 9, 1995, the beneficial ownership of shares of Common Stock of each Director, each Executive Officer named in the Summary Compensation Table above and all Executive Officers of the Company, as a group.

                                                 SHARES        TOTAL
                                    SHARES     ACQUIRABLE      SHARES
                                 BENEFICIALLY UPON EXERCISE BENEFICIALLY
               NAME                 OWNED      OF OPTIONS     OWNED(1)
               ----              ------------ ------------- ------------
   Directors
     William O. Bailey              21,200       258,941      280,141
     Joseph W. Brown, Jr.            2,000(2)        --         2,000
     David C. Clapp                      0           --             0
     David H. Elliott               12,173(3)    176,986      189,159
     Claire L. Gaudiani                100(2)        --           100
     William H. Gray, III                0(2)        --             0
     Freda S. Johnson                1,317(2)        --         1,317
     Daniel P. Kearney(4)              500           --           500
     James A. Lebenthal                678(2)        --           678
     Robert B. Nicholas              2,000(2)        --         2,000
     Pierre-Henri Richard               90           --            90
     Paul A. Volcker                 4,000           --         4,000
   Executive Officers
     Robert R. Godfrey               7,363(3)     35,329       42,692
     James E. Malling                1,376(3)     19,600       20,976
     Arthur M. Warren                9,159(3)     41,320       50,479
     Richard L. Weill                6,228(3)     76,200       82,428
     All of the above and other
      Executive
      Officers as a group           84,049       706,658      790,707

- --------

(1) The percentage of shares of Common Stock beneficially owned by all Directors and Executive Officers as a group is 1.90% of the shares of Common Stock outstanding.

(2) In addition, as of March 9, 1995, these six non-employee Directors also held, in total, 7,368 Common Stock equivalent deferral units under the Company's Deferred Compensation and Stock Ownership Plan for Non-Employee Directors. (See the discussion of this plan under "The Board of Directors and its Committees")

(3) This number includes shares held by the Executive Officers under the Company's exempt 401(k) Plan.
(4) Mr. Kearney may be deemed to have a beneficial ownership interest in the shares of Common Stock held by the entity named under "Security Ownership of Certain Beneficial Owners" with which he is affiliated.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

  The Municipal Bond Insurance Association (the "Association") was organized in 1973 as an unincorporated association through which its members wrote municipal bond insurance on a several and not joint basis. Since 1981, the Association's five members, and their respective percentages of liability on Association policies, have been as follows: The Aetna Casualty and Surety Company ("Aetna") (33%), Fireman's Fund Insurance Company (30%), CIGNA Property and Casualty Insurance Company (formerly, Aetna Insurance Company) (12%), and The Continental Insurance Company ("Continental") (10%) (together with certain of their affiliates, referred to collectively as the "Founding Shareholders" and individually as a "Founding Shareholder"), and The Travelers Indemnity Company ("Travelers") (15%). The business of the Association was reorganized in December 1986 through the following actions (the "Reorganization"):

1. The Company was incorporated in Connecticut and capitalized by the Founding Shareholders by an investment of $509.9 million in cash, the contribution of their interests in the Association's tangible and intangible assets, and the cession to the Company of substantially all of the Founding Shareholders' net municipal bond insurance written.

2. The cession of insurance in force was accomplished pursuant to reinsurance agreements by which the Founding Shareholders ceded to the Company substantially all of their net municipal bond insurance business written as Association members and all such future Association business to be written to honor prior commitments (see paragraph 5 below). The Founding Shareholders paid the Company reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $415.3 million on a statutory basis. The participation of the Founding Shareholders totaled approximately 89% of the Association's net insurance in force at December 31, 1986. The balance of the net insurance in force was retained by the fifth member of the Association, Travelers, which elected not to participate in the Reorganization. (Effective August 31, 1993 Travelers ceded to MBIA Corp. its net insurance in force in connection with municipal bond issues written by the Association (the "Travelers Cession")) Through reinsurance assumption agreements, MBIA Corp. was substituted for the Company and assumed a direct obligation to the Founding Shareholders on 100% of this ceded business, the Founding Shareholders released the Company from its obligations under the reinsurance agreements, and MBIA Corp. received the insurance premium associated with such ceded business under the reinsurance agreements. The members of the Association remain liable to municipal bond investors, severally and not jointly, for their respective shares of the Association guarantee represented by the ceded Association insurance policies. However, the Founding Shareholders transferred to MBIA Corp. virtually all of their net unearned premium reserve on these Association policies, and MBIA Corp. agreed to indemnify the Founding Shareholders for their respective shares of any claims under such insurance policies.

3. Effective December 31, 1987, the Founding Shareholders ceded to MBIA Corp. all of the remaining portion of the risk on those municipal bond issues written by the Association prior to the Reorganization, paying MBIA Corp. reinsurance premiums equal to their unearned premium reserves of $1.4 million.

4. The Founding Shareholders and Travelers, as members of the Association, entered into an agreement pursuant to which the Association ceased writing new business except pursuant to prior commitments.

5. At the beginning of January 1987, the Association ceased writing municipal bond insurance, except to honor then-existing commitments, including policies under UITs to insure bonds sold out of UITs. As the Association writes municipal bond insurance to honor such commitments, the Founding

Shareholders' share of this insurance (approximately 89%) is ceded to MBIA Corp. under the reinsurance arrangements described above, and the Founding Shareholders pay MBIA Corp. a reinsurance premium equal to the premiums they receive. The Association also receives premiums associated with policies written on an installment basis. Such reinsurance premiums, net of premium credits on refunded issues, aggregated $4.5 million and $6.9 million during 1992 and 1991, respectively. Included in the business assumed from the Association are unearned premiums of $1.9 million and $2.2 million at December 31, 1992 and December 31, 1991, respectively, relating to insurance on UITs originally sponsored by a Founding Shareholder, Aetna, and American Express Company, which was an affiliate of a Founding Shareholder, Fireman's Fund Insurance Company, at the time insurance was provided to the UIT. In 1990 and in 1993, MBIA Corp. assumed an additional $0.9 million and $0.5 million, respectively, of unearned premiums relating to the insured UIT sponsored by American Express Company which had been previously ceded.

SUBSEQUENT REINSURANCE AND INSURANCE TRANSACTIONS WITH FOUNDING SHAREHOLDERS

  On September 30, 1989, the Founding Shareholders agreed to endorse the reinsurance agreements among the Founding Shareholders and MBIA Corp. to specifically exclude a portfolio of eight real estate projects from the terms of the reinsurance agreements. As a result, on September 30, 1989, the portfolio ceased to be an obligation of MBIA Corp., and MBIA Corp. ceded to the Founding Shareholders reinsurance premiums equal to their net unearned premium reserve on the ceded business, totaling approximately $6.5 million determined in accordance with generally accepted accounting principles.

  In 1993, MBIA Corp. assumed the remaining portion of Travelers' risk on the Association policies as well as the $10.8 million of deferred premium revenue associated with those policies.

  In connection with the Travelers Cession, the Founding Shareholders and Travelers amended the Association Agreement governing the administration of the Association policies in force, and the Association members amended the Management Agreement with MISC. The principal purpose of the amendments was to reflect the fact that Travelers' net in force Association policy obligations were assumed by MBIA Corp. The amendments to the Management Agreement also eliminated certain administrative responsibilities of MISC thereunder.

  Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the Founding Shareholders and Travelers which had their S&P rating downgraded from AAA with respect to their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amount to Citibank, N.A., the fiscal agent under related Fiscal Agency Agreements, which in turn will disburse the surety bond payments to the designated Association policy beneficiaries. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million.

SHAREHOLDERS' AGREEMENT

  Under the Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") among the Company, the Founding Shareholders and Credit Local de France (the Founding Shareholders and Credit Local de France are referred to herein as the "Shareholders"), subject to certain limitations, until July 1, 1997 each of the Shareholders has the right individually to require one registration under the Securities Act of all or a portion of its shares of Common Stock, to participate collectively with each other Shareholder in one such registration, and to include its shares in a registration under the Securities Act initiated by another Shareholder or by the Company. The Shareholders are responsible for all expenses in connection with the registration of their shares. Aetna and Credit Local de France are the only Shareholders that currently own Common Stock of the Company. All other provisions of the Shareholders' Agreement, including voting rights and the right to approve certain corporate actions, have expired.

  Pursuant to terms of the Shareholders' Agreement which have now expired, the Shareholders caused the election of certain directors to the Company's Board of Directors. Individuals with relationships to the Shareholders during the preceding three years who are currently members of the Company's Board of Directors are Daniel P. Kearney and Pierre-Henri Richard.

INVESTMENT MANAGEMENT AGREEMENTS

  The Company, MBIA Corp. and MBIA Insurance Corp. of Illinois ("MBIA Illinois") each have investment management agreements with Aeltus Investment Management, Inc., (formerly Aetna Financial Services, Inc.) ("Aeltus") an affiliate of Aetna (the "Investment Agreements"), pursuant to which Aeltus agrees to invest and supervise the investment of assets of the Company, MBIA Corp. and MBIA Illinois, in accordance with investment guidelines reviewed and approved by the respective Boards of Directors of each company, and to provide certain administrative services related to such investments. The Company Investment Agreement is terminable by either party on 60 days' notice. The MBIA Corp. Investment Agreement is terminable by either party on 90 days' notice, while the MBIA Illinois Investment Agreement is terminable on 30 days' notice. During 1994, Aeltus was paid fees of $7,727, $2,426,741 and $164,387 by the Company, MBIA Corp. and MBIA Illinois, respectively, based on assets under management.

  The Company believes that the terms of the Investment Agreements are no less favorable to the Company, MBIA Corp. and MBIA Illinois than those of similar agreements with unaffiliated parties.

EMPIRE STATE MUNICIPAL EXEMPT TRUSTS, GUARANTEED SERIES

  MBIA Corp. insures municipal bonds held by certain of the Guaranteed Series of Empire State Municipal Exempt Trusts. One of the co-sponsors of the Guaranteed Series of Empire State Municipal Exempt Trusts is Lebenthal & Co., Inc., the chairman of which is James A. Lebenthal, a director of the Company. The Company believes the terms of the insurance policies and the premiums charged are no less favorable to MBIA Corp. than the terms and premium levels for other similar unit investment trusts.

INSURANCE COVERAGE

  The Company has obtained insurance from an affiliate of Aetna to provide its directors and officers (and their heirs and other legal representatives) specified coverages against certain liabilities. The premium for 1994 coverage paid to Aetna was $213,000. The Company has also obtained employee health and life insurance from Aetna Life Insurance Company, an affiliate of Aetna. Premiums paid in 1994 by the Company for this coverage totaled $1,389,230. In addition, the Company has obtained dental insurance from an affiliate of CIGNA Corporation, for which it paid a premium of $286,557 in 1994. The Company has also obtained life insurance policies from Aetna Life Insurance Company for 23 key employees for which it paid a premium of $311,830 for 1994. The Company believes that the terms of the above mentioned insurance are no less favorable to the Company than the terms of similar insurance available from unaffiliated persons.

OTHER

  The following summarizes all known filing delinquencies or failures to file, with respect to reports on Forms 3, 4 and 5 which were required to be filed by all officers, directors and beneficial owners of more than ten percent of the outstanding shares of the Company's Common Stock: Christopher W. Tilley, who became Treasurer of the Company in 1994, filed a delinquent Form 3, and a Form 5 with respect to shares he owns under the Company's exempt 401(k) Plan. All of the Company's executive officers filed a Form 5 with respect to shares they own under the Company's exempt 401(k) Plan. Freda S. Johnson, a director of the Company, filed a Form 5 with respect to shares she acquired during 1994 under the Company's Directors Deferred Compensation Plan. James A. Lebenthal, a director of the Company, filed a Form 5 with respect to 178 shares of Common Stock he acquired in December of 1994. William O. Bailey, a director of the Company, filed a Form 5 with respect to shares that were the subject of gifts or donations to charity. The Company filed a Form 5 for each of six of the Company's directors, Mr. Brown, Ms. Gaudiani, Mr. Gray, Ms. Johnson, Mr. Lebenthal and Mr. Nicholas, with respect to deferral stock units previously acquired under the Company's Directors Deferred Compensation Plan. The total number of shares affected by all of the delinquent filings referred to above is 39,935.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the 1996 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 113 King Street, Armonk, New York 10504, no later than November 24, 1995, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. The Company will also request bankers and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, New York, New York to assist in soliciting proxies for a fee of approximately $5,000 plus reasonable out-of-pocket expenses.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE ON REQUEST BY WRITING TO THE CORPORATE COMMUNICATIONS DEPARTMENT, MBIA INC., 113 KING STREET, ARMONK, NEW YORK 10504.

                                          By order of the Board of Directors,

                                          /s/Louis G. Lenzi

                                          Louis G. Lenzi
                                          Secretary

                                                                       EXHIBIT A

                                   MBIA INC.

                            1996 INCENTIVE PLAN
                       (EFFECTIVE AS OF JANUARY 1, 1996)

1. PURPOSE.

  The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance.

2. DEFINITIONS.

  Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

  (a) "Board" shall mean the Board of Directors of the Company.

  (b) "Committee" shall mean the Compensation and Organization Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an "outside director" within the meaning of Section 162(m).

  (c) "Company" shall mean MBIA Inc.

  (d) "Covered Employee" shall have the meaning set forth in Section 162(m).

  (e) "Participant" shall mean (i) each executive officer of the Company and
(ii) each other key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

  (f) "Performance Period" shall mean each calendar year or multi-year cycle as determined by the Committee.

  (g) "Plan" shall mean the MBIA Inc. 1996 Incentive Plan, as set forth herein and as may be amended from time to time.

  (h) "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

  (i) "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, stock representing more than 50% of the voting power of all classes of stock entitled to vote.

3. ADMINISTRATION.

  The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) to fail to so qualify. The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

4. BONUSES.

  (a) Performance Criteria. Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such Performance Period. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the
Committee: (i) consolidated earnings before income taxes; (ii) earnings per share; (iii) book value per share; (iv) return on shareholders equity; (v) the relative performance of peer group companies; (vi) expense management; (vii) return on investment; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) maintenance or improvement of product margins; and (xi) ratio of claims to revenues.

  (b) Maximum Amount Payable. If the Committee certifies in writing that any of the performance objectives established for the relevant Performance Period under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive (i) an annual bonus in an amount not to exceed $1,000,000 and/or (ii) a long-term award in an amount not to exceed $3,000,000. If a Participant's employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the Performance Period for which the bonus is payable, such Participant shall receive a bonus equal to the maximum bonus payable to such Participant under the preceding sentence multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant's termination of employment and the denominator of which is the total number of days in the Performance Period.

  (c) Negative Discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

  (d) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee a bonus for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

5. PAYMENT.

  Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus).

6. FORM OF PAYMENT.

  The Committee shall determine whether any bonus payable under the 1996 Plan is payable in cash, in shares of Common Stock or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service. The maximum number of shares available for issuance under the Plan shall be 1,500,000.

7. GENERAL PROVISIONS.

  (a) Effectiveness of the Plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 1996 and ending on or before December 31, 2000, unless the term hereof is extended by action of the Board.

  (b) Amendment and Termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

  (c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

  (d) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

  (e) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

  (f) Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

  (g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

  (h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

  (i) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

  (j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

                                   MBIA INC.

           ANNUAL MEETING OF SHAREHOLDERS -- Thursday, May 11, 1995
                      The proxy is solicited on behalf of
                      the Board of Directors of MBIA Inc.

The undersigned hereby appoints James A. Lebenthal and Paul A. Volcker and each of them, the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA INC., 113 King Street, Armonk, New York, on Thursday, May 11, 1995, at 10:00 A.M., New York time, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA INC. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees: William O. Balley, Joseph W. Brown, Jr.,
David C. Clapp, David H. Elliot, Claire L. Gaudiani, William H. Gray, III, Freda
S. Johnson, Daniel P. Kearney, James A. Lebenthal, Robert B. Nicholas, Pierre H. Richard, Paul A. Volcker and Richard L. Weill.

                 (Continued and to be signed on reverse side)

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

- --------------------------------------------------------------------------------
This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this PROXY will be voted FOR election of Directors and FOR Items 2,3,4 and 6.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 5.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

- ------------------------------------------

1. ELECTION OF DIRECTORS
     FOR         WITHHOLD
     ALL      AUTHORITY FOR
   NOMINEES    ALL NOMINEES

    [  ]          [  ]


2. AMEND CERTIFICATE OF INCORPORATION
   TO APPROVE INCREASE IN COMMON
   SHARES AUTHORIZED

    FOR       AGAINST     ABSTAIN
    [ ]         [ ]         [ ]

3. APPROVE AMENDMENT TO THE MBIA INC.
   1987 STOCK OPTION PLAN.

    FOR       AGAINST     ABSTAIN
    [ ]         [ ]         [ ]

4. APPROVE THE MBIA INC. 1985
   INCENTIVE PLAN.

    FOR       AGAINST     ABSTAIN
    [ ]         [ ]         [ ]

5. APPROVAL OF APPOINTMENT OF
   COOPERS & LYBRAND AS INDEPENDENT AUDITORS.

    FOR       AGAINST     ABSTAIN
    [ ]         [ ]         [ ]


- --------------------------------------------
            Signature(s)

Date:                                  1995
     ----------------------------------

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------
                           FOLD AND DETACH HERE